Exhibit 99.1

American Campus Communities Appoints John T. Rippel to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)-March 8, 2018--American Campus Communities, Inc. (NYSE: ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced the appointment of John T. Rippel to the company’s Board of Directors, effective immediately. Rippel will serve as an independent director of the company and as a member of the Audit Committee of the Board.

Rippel is a founding partner of Alliance Residential Company, one of the largest private U.S. multifamily companies, and has been its chief investment officer since 2001 with responsibility for identifying development opportunities and directing the acquisition process for existing communities throughout the country. Rippel began his multifamily career in 1982 as the partner in charge of south Texas development and acquisition for Trammell Crow Residential. In 1994, he led his division to the successful initial public offering of Gables Residential, where he served as a director and its president and chief operating officer. Prior to joining Trammell Crow Residential, Rippel was a CPA with Kenneth Leventhal Company, a national public accounting firm which is now a part of Ernst & Young. Rippel obtained his BBA from The University of Texas at Austin.

American Campus Communities CEO Bill Bayless commented, "John's deep knowledge of real estate investment and development, coupled with his REIT, leadership and management experience, makes him an ideal addition to the board. I am excited at the prospect of John joining our team and look forward to working with him."

"We conducted an exhaustive search for people who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual," said Ed Lowenthal, American Campus Communities’ Chairman of the Board. "We believe that having a board comprised of directors with widely-varying backgrounds provides a more robust perspective, better enabling oversight in driving sustainable financial performance in the current complex and rapidly-evolving business environment. In addition, working to advance this effort, we have retained a third party to assist us in identifying other Board members to complement our Board diversity."

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of December 31, 2017, American Campus Communities owned 169 student housing properties containing approximately 104,100 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 206 properties with approximately 134,100 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

American Campus Communities, Inc.
Ryan Dennison, 512-732-1000
Investor Relations